29780/105543
                    BOS-48253v3














                        CREDIT AGREEMENT

                              among

                      FLEET NATIONAL BANK,

             BOSTON BEER COMPANY LIMITED PARTNERSHIP

                               and

                  THE BOSTON BEER COMPANY, INC.






                   Dated as of March 21, 1997















                        TABLE OF CONTENTS


Section                                                     Page

1 - DESCRIPTION OF CREDIT                                     1

1.1  The Loans                                                1
1.2  The Notes                                                2
1.3  Interest; Default Rate                                   2
1.4  Notice and Manner of Borrowing or Conversion of Loans    2
1.5  Prepayments                                              3
1.6  Fees                                                     3
1.7  Capital Requirements                                     3
1.8  Method of Payment                                        3
1.9  Computation of Interest and Fees                         3
1.10 Use of Proceeds                                          3

2 - CONDITIONS OF LOANS                                       4

2.1  Conditions Precedent to Initial Loan                     4
2.2  Conditions Precedent to all Loans                        4

3 - REPRESENTATIONS AND WARRANTIES                            4

3.1  Organization and Qualification                           4
3.2  Authority                                                5
3.3  Consents; Validity                                       5
3.4  Title to Properties; Absence of Encumbrances             5
3.5  Financial Statements                                     5
3.6  Taxes                                                    6
3.7  Litigation                                               6
3.8  Compliance with Laws and Agreements                      6
3.9  No Insolvency                                            6
3.10 Full Disclosure                                          6
3.11 Margin Stock                                             7
3.12 Patents, Trademarks, Etc.                                7
3.13 ERISA                                                    7
3.14 Environmental Laws                                       7
3.15 Ownership                                                8

4 - AFFIRMATIVE COVENANTS                                     9

4.1  Financial Reporting                                      9
4.2  Conduct of Business                                      10
4.3  Maintenance and Insurance                                10
4.4  Taxes and Accounts Payable                               10
4.5  Maintenance of Books and Records                         10
4.6  Environmental Laws                                       11
4.7  Further Assurances                                       11
4.8  Principal Depository                                     11

Section                                                      Page

5 - FINANCIAL COVENANTS                                       11

5.1  Covenants                                                11
5.2  Definitions                                              11

6 - NEGATIVE COVENANTS                                        12

6.1  Indebtedness, Guarantees                                 12
6.2  Encumbrances                                             13
6.3  Sale and Leaseback                                       13
6.4  Merger; Consolidation; Disposition of Assets, Etc.       14
6.5  Investments                                              14
6.6  Transactions with Affiliates                             14
6.7  Distributions                                            14

7 - DEFAULTS                                                  14

7.1  Events of Default                                        14
7.2  Remedies                                                 16

8 - GENERAL PROVISIONS                                        16

8.1  Notices                                                  16
8.2  Expenses                                                 17
8.3  Set-Off                                                  17
8.4  No Waivers; Term                                         17
8.5  Governing Law                                            17
8.6  Amendments                                               17
8.7  Binding Effect of Agreement                              17
8.8  Entire Agreement                                         18
8.9  Counterparts, Etc.                                       18
8.10 Waiver of Jury Trial                                     18
8.11 Consent to Jurisdiction                                  18
8.12 Indemnification                                          18


SCHEDULES

Schedule A  General Defined Terms
Schedule B            Libor Terms
Schedule CRepresentations and Warranties


EXHIBITS

Exhibit 1.2(a)Form of Revolving Credit Note
Exhibit 1.2(b)Form of Revolving Credit and Term Note
Exhibit 1.4 Notice of Borrowing or Conversion
Exhibit 2.1 Closing Agenda
Exhibit 3.7 Litigation
Exhibit 3.14Environmental Matters
Exhibit 3.15            Ownership
Exhibit 4.1 Form of Officer's Compliance Report

                        CREDIT AGREEMENT

     THIS AGREEMENT is made as of March 21, 1997 by and among BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership (the "Partnership") and THE BOSTON BEER COMPANY, INC. (the "Corporation") (collectively, the "Borrowers" and individually, a "Borrower"); and FLEET NATIONAL BANK, a national banking association (the "Bank"). Capitalized terms used herein are defined in Section 5 and Schedules A and B hereto.

     A. The Partnership and Fleet Bank of Massachusetts, N.A., predecessor in interest to the Bank, are parties to a Revolving Credit Agreement dated as of May 2, 1995, as amended (the "Original Agreement"), pursuant to which the Partnership issued its Revolving Note (the "Original Revolving Note") to evidence a revolving line of credit (the "Existing Line of Credit") in the principal amount of $14,000,000, $-0- of which is outstanding.

     B. The Borrowers desire to increase their Existing Line of Credit to $15,000,000 and desire to establish an additional revolving line of credit in the amount of $30,000,000 which would convert to a term loan on the Conversion Date, as provided herein.

     C. The Bank is willing to provide such additional funds to the Borrowers hereunder, subject to the terms and conditions set forth herein. This Agreement amends and restates the Original
Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

1.   DESCRIPTION OF CREDIT.

     1.1  The Loans.

     (a) Subject to the terms and conditions of this Agreement, the Bank will make loans (the "Revolving Loans A") jointly to the Borrowers from time to time until the close of business on March 31, 1999 (the "Expiration Date"), in such sums as the Borrowers may request; provided, however, the aggregate principal amount of Revolving Loans A at any time outstanding hereunder shall not exceed $15,000,000 (the "Revolver A Commitment"). The Borrowers may borrow, prepay and reborrow from the date hereof to the Expiration Date, the full amount of the Revolver A Commitment or any lesser sum; provided that Libor Loans shall be in an amount of at least $100,000 and an integral multiple of $100,000. All of the outstanding principal on the Revolving Loans A shall be due and payable in full on the Expiration Date.

     (b) Subject to the terms and conditions of this Agreement, the Bank will make loans (the "Revolving Loans") jointly to the Borrowers from time to time until the close of business on March 31, 1999 (the "Conversion Date"), in such sums as the Borrowers may request; provided, however, the aggregate principal amount of all Revolving Loans B at any time outstanding hereunder shall not exceed $30,000,000 (the "Revolver B Commitment"). The Borrowers may borrow, prepay and reborrow from the date hereof to the Conversion Date, the full amount of the Revolver B Commitment or any lesser sum; provided that Libor Loans shall be in an amount of at least $100,000 and an integral multiple of $100,000.

     (c) Subject to the terms and conditions of this Agreement, the Bank and the Borrowers agree that the Revolving Loans B shall convert to a term loan (the "Term Loan") on the Conversion Date in the principal amount (the "Term Loan Principal") of the then outstanding principal amount of the Revolving Loans B, but in any event not in excess of the Revolver B Commitment. Any funds repaid on or after the Conversion Date may not be readvanced thereafter. In the event the terms and conditions set forth in
Section 2.2 for the Term Loan are not met in full as of the Conversion Date, the outstanding principal balance of the Revolving Loans B shall be due and payable in full on the Conversion Date. The Term Loan Principal shall be payable without setoff, deduction or counterclaim in twenty equal consecutive quarterly installments on the last day of each fiscal quarter, commencing March 31, 1999 and continuing until December 31, 2003, when all outstanding principal and accrued interest thereon shall be due and payable in full without setoff, deduction or counterclaim (the "Maturity Date").

     1.2 The Notes. The Revolving Loans A shall be evidenced by the Borrower's Revolving Credit Note in the form of Exhibit 1.2
(a) hereto and the Revolving Loans B shall be evidenced by the Borrowers' Revolving Credit and Term Note, in the form of
Exhibit 1.2(b) hereto, each payable to the order of the Bank (collectively, the "Notes"), said Revolving Credit Note amends and restates the Original Revolving Note. The Notes are incorporated herein by reference and made a part hereof.

     1.3  Interest; Default Rate.

     (a) Subject to this Agreement, the Borrowers may elect an interest rate for each Revolving Loan A and Revolving Loan B based on either (i) the Alternative Prime Rate or (ii) the applicable Adjusted Libor Rate (as defined on Schedule B hereto) plus .25%. Subject to the terms and conditions of this Agreement, the Borrowers may elect an interest rate for the Term Loan based on either (i) the Alternative Prime Rate or (ii) the applicable Adjusted Libor Rate plus .50%. Each Prime Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Prime Rate (which rate shall change contemporaneously with any change in the Prime Rate), payable on the last day of each fiscal quarter, commencing on March 31, 1997, and when such Prime Rate Loan is due (whether at maturity, by reason of acceleration or otherwise). Libor Loans shall bear interest, and otherwise be governed, in accordance with Schedule B (the "Libor Terms").

     (b) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Notes, shall bear interest from and including the due date until paid, payable on demand, at a rate per annum equal to 3% above the rate then applicable to Prime Rate Loans. In addition, if the entire amount of any required principal and/or interest is not paid in full within ten days after the same is due, the Borrowers shall pay to the Bank a late fee equal to 5% of the required payment.

     1.4  Notice and Manner of Borrowing or Conversion of Loans.

     (a) Whenever the Borrowers desire to obtain or continue a Loan hereunder or convert an outstanding Loan to a Loan of a different type, it shall notify the Bank (which notice shall be irrevocable) by telex, telegraph or telephone received no later than 10:30 a.m. Boston time on the date (i) of the requested action, with respect to a Loan to be made, continued or converted to a Prime Rate Loan, and (ii) two Business Days before the requested action, with respect to a Loan to be made, continued as or converted to a Libor Loan. Such notice shall specify (A) the effective date and amount of each Loan or portion thereof to be made, continued or converted, (B) the interest rate option to be applicable thereto, and (C) the duration of the Libor Period, if applicable. Each such notification (a
"Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation in the form attached hereto as
Exhibit 1.4.

     (b) Subject to the Libor Terms, the Borrowers may convert all or any part (in integral multiples of $100,000) of any outstanding Loan into a Libor Loan or a Prime Rate Loan, as the case may be, in the same aggregate principal amount, on any Business Day (which, in the case of a conversion of an existing Libor Loan, must be on the last day of the Libor Period applicable to such existing Libor Loan).

     1.5 Prepayments. Libor Loans may be prepaid, without premium or penalty (but subject to the Libor Terms), on the last day of the applicable Libor Period, upon two Business Days' notice. Prime Rate Loans may be prepaid at any time, without premium or penalty, on same day notice if such notice is received prior to 10:30 a.m. on the date of such prepayment. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment.

     1.6 Fees. The Borrowers shall pay to the Bank during the Revolving Credit Period a non-refundable commitment fee computed at the rate of .15% per annum on the average daily unused portion of the Commitments, payable quarterly in arrears, on the last day of March, June, September and December of each year and on the last day of the Revolving Credit Period.

     1.7 Capital Requirements. The Bank shall notify the Borrowers if after the date hereof the Bank determines that (a) the adoption after the date hereof of or change after the date hereof in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the date hereof in the interpretation or application thereof by any governmental authority charged with the administration thereof (to the extent such adoption or change occurs after the date hereof), or (b) compliance by the Bank or its parent bank holding company with any guideline, request or directive taking effect after the date hereof of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Bank's or such holding company's capital as a consequence of the Bank's commitment to make Loans hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount the Bank considers to be material. The Borrowers agree to pay to the Bank the actual amount of such reduction of return as and when such reduction is determined, when the Bank presents a statement of the amount and setting forth the Bank's calculation thereof. Such statement shall be deemed true and correct, absent manifest error.

     1.8 Method of Payment. All payments and prepayments of principal and all payments of interest and fees shall be made by the Borrowers to the Bank at its head office in immediately available funds, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without set-off, deduction, withholding or counterclaim for, any taxes or other payments.

     1.9 Computation of Interest and Fees. All interest and fees payable hereunder shall be computed daily on the basis of a 360-day year, counting the actual number of days elapsed. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (subject to the definition of Libor Period set forth in the Libor Terms), and such extension shall be included in computing interest in connection with such payment.

     1.10 Use of Proceeds. The proceeds of the Revolving Loans A and Revolving Loans B shall be used (a) for the working capital requirements of the Corporation, (b) for fixed asset purchases by the Corporation made in the ordinary course of business and not pursuant to any business acquisition, and (c) up to $5,000,000 in the aggregate for Permitted Acquisitions by the Corporation ("Acquisition Loans").

2.   CONDITIONS OF LOANS.

     2.1 Conditions Precedent to Initial Loan. The obligation of the Bank to make its initial Loan is subject to the conditions precedent that the Bank shall have received, in form and substance reasonably satisfactory to the Bank and its counsel,
(a) all of the agreements, instruments and certificates described on the Closing Agenda attached as Exhibit 2.1, duly executed and delivered, together with all other documents and materials referred to in such Closing Agenda, and (b) satisfactory evidence of the completion of all actions referred to in such Closing Agenda.

     2.2 Conditions Precedent to all Loans. The obligation of the Bank to make each Loan, including the initial Loan and the Term Loan, or to continue or convert Loans to Libor Loans, is further subject to the following conditions: (a) the Bank shall have received a properly completed Notice of Borrowing or Conversion, (b) the representations and warranties contained in
Section 3 shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), (c) no Default shall have occurred and be continuing, or would result from such Loan, and (d) no change shall have occurred in any law or regulation or interpretation thereof making it illegal or against the policy of any governmental authority for the Bank to make Loans hereunder. Each request for the making, continuation or conversion of a Loan shall be deemed a representation and warranty to such effect by the Borrowers as of the date of the making, continuation or conversion of such Loan.

3.   REPRESENTATIONS AND WARRANTIES.

     To induce the Bank to enter into this Agreement and to make Loans, each of the Borrowers makes the representations and warranties set forth below, each of which representations and warranties reflect the execution hereof and the initial Loan hereunder, and shall survive the delivery of the Notes and the making of all Loans:

     3.1  Organization and Qualification.

     (a) The Partnership (i) is limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has all requisite partnership power to own its property and conduct its business as now conducted and as presently contemplated, (iii) is duly qualified and in good standing as a foreign limited partnership and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, and (iv) has no Subsidiaries, except SBCC Company, Inc., a Delaware corporation, Oregon Beer and Brewing Co., Inc. I, an Oregon corporation, and Samuel Adams Brewery Company, Ltd., an Ohio limited liability company. SBCC Company, Inc. is and will remain an inactive corporation; Oregon Beer and Brewing Co., Inc. I is an active operating corporation but not a Material Subsidiary; and Samuel Adams Brewery Company, Ltd., organized on January 14, 1997, became a Material Subsidiary and an active operating company on March 1, 1997, the effective date of its acquisition of brewery assets located in Cincinnati, Ohio, from The Schoenling Brewing Company. This representation shall be updated from time to time by the Borrowers when new Subsidiaries are formed in accordance with this Agreement.

     (b) The Corporation (i) is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its property or business requires such qualification, and (iv)has the Subsidiaries identified on Exhibit 3.15. Each of such Subsidiaries is engaging and will engage in no other business other than holding limited partnership interests in the Partnership.

     (c) Each of the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under its laws of its state of incorporation, (ii) has all requisite corporate power to own its own property and conduct its business as now conducted and is presently contemplated, (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its property or business requires such qualification, and (iv) has no Subsidiaries.

     3.2 Authority. The execution, delivery and performance of this Agreement, the Notes, the guarantees of any Material Subsidiaries and all related agreements, instruments and certificates (all of the foregoing collectively referred to as the "Loan Documents") and the transactions contemplated hereby are within the partnership and corporate power and authority of the Borrowers and the Subsidiaries who are named as parties thereto, and have been authorized by the Corporation's Board of Directors for the Corporation itself and as sole general partner of the Partnership and by the Subsidiaries' Board of Directors, as applicable, and all other necessary proceedings, and do not and will not (a) violate the partnership agreement, certificate of limited partnership, charter or bylaws of either Borrower or any Subsidiary or any law, rule, order or regulation applicable to any of them, (b) contravene any provision of, or constitute (with due notice or lapse of time or both), a default under, any other agreement, instrument, order or undertaking binding on either Borrower or any Subsidiary, or (c) result in the creation or imposition of any Encumbrance on any of the properties, assets or rights of either Borrower or any Subsidiary.

     3.3  Consents; Validity.   The execution, delivery and
performance by each Borrower and each Subsidiary, if applicable, of the Loan Documents and the transactions contemplated therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority or any other party. The Loan Documents are the legal, valid and binding obligations of each Borrower and each Subsidiary who are named as parties thereto, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

     3.4 Title to Properties; Absence of Encumbrances. Each Borrower and each Subsidiary has good title to all of the properties, assets and rights purported to be owned by it, including without limitation, those reflected in the financial statements referred to in Section 3.5 (except inventory and equipment disposed of in the ordinary course of business since the date thereof), free from all Encumbrances, except Permitted Encumbrances.

     3.5 Financial Statements. The Corporation has furnished the Bank its balance sheet as of December 31, 1995 and its statements of operations and cash flows for the fiscal year then ended, and related footnotes, audited and certified by Coopers & Lybrand. The Partnership has furnished the Bank with its balance sheet as of December 31, 1995 and its statement of operations and cash flow for the fiscal year then ended, and related footnotes, audited and certified by Coopers and Lybrand. Each of the Corporation and the Partnership has furnished the Bank with its balance sheet as of September 30, 1996 and its statement of operations and cash flow for the 9-month period then ended, and related footnotes, prepared by the chief financial officer of the Corporation and the Partnership. All such financial statements were prepared in accordance with generally accepted accounting principles (subject to normal year-end adjustments in the ordinary course of business with respect to such nine-month interim statements) applied on a consistent basis throughout the periods specified and present fairly the financial position of each Borrower and their Subsidiaries as of such dates and the results of the operations of each Borrower and their Subsidiaries for such periods. There are no liabilities or commitments, contingent or otherwise, not disclosed in such financial statements that involve a material amount. Since the date of the most recent audited financial statements delivered to the Bank, except as otherwise disclosed in writing prior to the date hereof to the Bank with respect to certain unrealized loss in investment securities, there have been no changes in the assets, liabilities, financial condition or business of either Borrower or any Subsidiary, other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to either Borrower or any Subsidiary or its assets and properties.

     3.6 Taxes. Each Borrower and each Subsidiary has filed all federal, state and other material tax returns required to be filed by it, if any, and has paid or made adequate provision for the payment of all federal, state and other taxes, charges and assessments, if any.

     3.7 Litigation. Except as disclosed on Exhibit 3.7, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of any of the Borrowers' officers or partners, threatened, against or affecting either Borrower or any Subsidiary that, if adversely determined, would reasonably be likely (a) to result in a material judgment not fully covered by insurance or a forfeiture of all or any material part of the property of either Borrower or any Subsidiary, or (b) otherwise to have a material adverse effect on the assets, business, prospects or condition, financial or otherwise, of either Borrower or any Subsidiary.

     3.8 Compliance with Laws and Agreements. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any corporate or partnership restriction materially adversely affecting its assets, business, prospects or condition, financial or otherwise. Neither Borrower nor any Subsidiary is in (a) violation or alleged violation of any provision of law or regulation, including without limitation any ERISA provision, any SEC law, rule or regulation or any Environmental Law, the violation of which would reasonably be likely to have a material adverse effect upon either Borrower or any Subsidiary, or any order, judgment or decree of any court or other agency of government or (b) default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party. Neither Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended.

     3.9 No Insolvency. Neither Borrower nor any Subsidiary is insolvent or unable to pay its debts as they become due; the Loans made or to be made to the Borrowers do not and will not render either Borrower insolvent or unable to pay its debts as they become due; the capital of each Borrower and each Subsidiary is not unreasonably small, compared with the capital of companies of similar size and engaged in similar activities, in light of the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by it; neither Borrower nor any Subsidiary is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of its property, and none of the Borrowers' officers has knowledge of any person contemplating the filing of any such petition against either Borrower or any Subsidiary or any of its properties and assets.

     3.10 Full Disclosure. No statement of fact made by or on behalf of either Borrower or any Subsidiary in any Loan Document or other document provided to Bank contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to any of the Borrowers' partners or officers which has not been disclosed to the Bank which materially affects adversely or, as far as such officer or partner can foresee, will materially affect adversely the assets, business or condition (financial or otherwise) of either Borrower or any Subsidiary. As of the date of this Agreement, no Default exists.

     3.11 Margin Stock. Neither Borrower owns or has any present intention of acquiring, and no portion of any Loan is to be used for the "purpose of purchasing or carrying", any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended.

     3.12 Patents, Trademarks, Etc. Each Borrower and each Subsidiary owns or possesses all the patents, trademarks, service marks, trade names, copyrights, consents and licenses, and all rights with respect to the foregoing, necessary for the current and currently planned future conduct of its business, without any known conflict with the rights of others.

     3.13 ERISA. All contributions and other payments required to be made by either Borrower or any entity with which either Borrower would be aggregated (a "Commonly Controlled Entity") under Section 414(b), (c), (m), or (o) of the Code to all employee benefit plans, as defined in Section 3(3) of ERISA which either Borrower or any Commonly Controlled Entity maintains or maintained or to which any of them contributes or has contributed (the "Employee Benefit Plans") have been made or reserves adequate for such purposes have been set aside and reflected on Borrower's financial statements. No Employee Benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account, or has applied for a waiver of the minimum funding standard or an extension of any amortization period. No proceedings have been instituted to terminate, or to appoint a trustee to administer, any Employee Benefit Plan subject to Section 412 of the Code of Section 302 of ERISA. No lien imposed under the Code or ERISA on the assets of the Borrower or any Commonly Controlled Entity exists, or is likely to arise, on account of any Employee Benefit Plan subject to Section 412 of the Code of Section 302 of ERISA. Neither Borrower nor any Commonly Controlled Entity has incurred, or is likely to incur, any material withdrawal liability with respect to any multiemployer plan as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan"). No Multiemployer Plan is insolvent, unable to pay its debts as they become due, or in reorganization. Each Employee Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, has been determined to be qualified under Section 401(a) or Section 403(a) of the Code and nothing has occurred which would cause the loss of such qualification or the imposition of any tax liability or penalty under the Code or ERISA on either Borrower. Each Employee Benefit Plan has been and is administered in accordance with its terms and in material compliance with applicable law. Neither Borrower nor any Commonly Controlled Entity has breached any fiduciary duty imposed on it under ERISA with respect to any Employee Benefit Plan or has engaged in any prohibited transaction, as defined in Title I of ERISA or Section 4975 of the Code, involving any Employee Benefit Plan for which no exemption is available. No Employee Benefit Plan which is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required under Section 4980B of the Code or applicable state statutory law.

     3.14  Environmental Laws.

     (a) Each Borrower and each Subsidiary has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on either Borrower's or any Subsidiary's business, financial condition or operations. Each Borrower and each Subsidiary is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on either Borrower's or any Subsidiary's business, financial condition, prospects or operations.

     (b) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by either Borrower or any Subsidiary to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials, except to the extent that such notice, complaint, penalty or investigation did not or could not result in the remediation of any property owned or used by either Borrower or any Subsidiary costing in excess of $10,000 in the aggregate.

     (c) To the best of each Borrower's knowledge, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of either Borrower or any Subsidiary and no property now or previously owned, leased or used by either Borrower or any Subsidiary is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

     (d) There are no Encumbrances arising under or pursuant to any Environmental Laws or any of the real property or properties owned, leased or used by either Borrower or any Subsidiary and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which either Borrower or any Subsidiary would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

     (e) Except as disclosed on Exhibit 3.14, neither Borrower nor any Subsidiary, to the best knowledge of either Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by either Borrower or any Subsidiary has
(i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or
(ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws; nor, to the best knowledge of either Borrower, have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of either Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with, all Environmental Laws.

     3.15 Ownership. The Corporation is the owner, directly or thorough wholly-owned Subsidiaries, beneficially and legally, of all of the outstanding equity interests in the Partnership.
Exhibit 3.15 sets forth in detail such direct and indirect ownership. No person or entity not identified on Exhibit 3.15 has an equity interest in the Partnership or any right to acquire such an interest. The Corporation's authorized capital stock consists of two classes, a limited voting rights Class A Common Stock and a full voting rights Class B Common Stock. Among its voting rights, the holders of the Class A Common Stock have the right to elect two of the Corporation's seven Directors, with the remaining five Directors elected by the holders of the Class B Common Stock. C. James Koch is currently the sole holder, beneficially and legally, of all of the issued and outstanding shares of the Class B Common Stock. The Class A Common Stock is publicly traded and is listed on the New York Stock Exchange.

4.   AFFIRMATIVE COVENANTS.

     Each of the Borrowers covenants and agrees that, so long as the Bank has any commitment to lend hereunder or in connection with any other Obligation, or any Loan or other Obligation remains outstanding, each of the Borrowers will, and will cause each Subsidiary to:

     4.1  Financial Reporting.  Furnish to the Bank:

     (a) Within 120 days after the end of each fiscal year, its consolidated balance sheet as of the end of, and the related statements of operations and cash flow for, such year, and comparisons to prior years, audited and certified by Coopers & Lybrand (or other independent certified public accountants acceptable to the Bank), together with related consolidating statements, and promptly (and in any event within five days) after the same is available, a copy of the management letter prepared by such accountants with respect thereto;

     (b) Within 55 days after the end of each fiscal quarter, its consolidated balance sheet as of the end of, and the related statements of operations and cash flow for, the period then ended and year-to-date, and comparisons to prior periods and years, certified by the Borrowers' chief financial officer (subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount);

     (c) On the date hereof and concurrently with the delivery of the annual and quarterly financial statements required by Sections 4.1(a) and (b), a report substantially in the form of
Exhibit 4.1 hereto signed on behalf of the Borrower by its chief financial officer;

     (d) No later than 60 days after the beginning of each fiscal year, financial projections of the Borrowers for such fiscal year;

     (e) Immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

     (f) Promptly (and in any event within five days) after becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against either Borrower or any Subsidiary , the outcome of which would have a reasonable likelihood of resulting in a materially adverse effect on any of its material assets or its business or financial condition, written notice thereof and of the action being or proposed to be taken with respect thereto;

     (g) Promptly after the same are available, copies of all financial statements, proxy statements and regular and periodic reports as the Partnership shall send to its partners or as the Corporation may send to its stockholders or file with the SEC or any other governmental authority at any time having jurisdiction over either Borrower;

     (h) If and when either Borrower gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Employee Benefit Plan that might constitute grounds for a termination of such Employee Benefit Plan under Title IV of ERISA, or knows that any member of the Commonly Controlled Entity or the Employee Benefit Plan Administrator of any Employee Benefit Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

     (i) Promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against either Borrower or any Subsidiary regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, written notice thereof and the action being or proposed to be taken with respect thereto; and

     (j)  From time to time, such other  data and information
(financial and otherwise) about either Borrower or any Subsidiary and its assets and properties as the Bank may reasonably request.

     4.2 Conduct of Business. (a) As to the Partnership, maintain in good standing its existence as a Massachusetts limited partnership and its foreign qualifications as required by applicable law where the failure to do so qualify could have a material adverse effect on it and, as to the Corporation, maintain in good standing its existence as a Massachusetts corporation and its foreign qualifications as required by applicable law where the failure to so qualify could have a material adverse effect on it, (b) as to any Subsidiary, maintain in good standing its existence as a corporation under its state of incorporation and its foreign qualifications as required by applicable law where the failure to so qualify could have a material adverse effect on it, (c) duly observe and comply in all material respects with all applicable laws and all applicable requirements of any governmental authorities whether now in effect or hereafter enacted or promulgated, including without limitation Environmental Laws, SEC laws, rules and regulations and ERISA, (d) comply in all material respects with all material agreements to which it is or becomes a party, (e) maintain and keep in full force and effect all patents, trademarks, licenses, permits and other intangibles necessary in any material respect to the proper conduct of its business, and (f) remain and engage in substantially the same business as that in which each is now engaged.

     4.3 Maintenance and Insurance. Maintain its properties in good repair, working order and condition as required for the normal conduct of its business; and at all times maintain liability, product liability, builder's risk, workers' compensation, casualty and other insurance insuring such Borrower or Subsidiary and its properties with financially sound and reputable insurers in such amounts as the officers or partners of such Borrower or Subsidiary in the exercise of their reasonable judgment deem to be adequate and, in any event, in customary amounts with respect to like properties or risks of companies conducting similar businesses; at the Bank's request from time to time, deliver certificates of insurance evidencing such coverage.

     4.4 Taxes and Accounts Payable. Pay or cause to be paid all taxes, assessments or governmental charges on it or its respective properties, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, could become a lien or charge upon such properties or any part thereof when or before they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles.

     4.5 Maintenance of Books and Records. Keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions and prepare financial statements hereunder in accordance with U.S. generally accepted accounting principles consistently applied and applicable law. Permit agents or representatives of the Bank, at any reasonable time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time without prior notice), to (a) examine, make copies of and take abstracts from the financial and accounting books and records of the Borrowers, and (b) discuss the affairs, finances and accounts of the Borrowers with their officers, partners, employees and accountants.

     4.6 Environmental Laws. Comply in all material respects with, and perform all Clean-up Work necessary under, all Environmental Laws applicable (now or in the future) to either
Borrower or any Subsidiary or its business.

     4.7  Further Assurances.  At any time and from time to time,
(a) cause any Subsidiary prior to or upon becoming a Material Subsidiary to execute and deliver to Bank an unlimited guaranty in favor of Bank, guaranteeing all existing and future obligations of Borrowers to Bank; and (b) execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank to effect the purposes of the Loan Documents.

     4.8 Principal Depository. Use the Bank as its principal depository.

5.   FINANCIAL COVENANTS.

     5.1 Covenants. Each of the Borrowers covenants and agrees that, so long as the Bank has any commitment to lend hereunder or any Loan or other Obligation to the Bank remains outstanding, each of the Borrowers will:

     (a) Maintain at all times during the period from December 31, 1996 through March 31, 1997 a Tangible Net Worth of the Corporation of not less than $50,000,000; thereafter maintain Tangible Net Worth of the Corporation at all times during each fiscal quarter of at least (i) the minimum amount of Tangible Net Worth required hereunder as of the last day of the immediately preceding fiscal quarter, plus (ii) 50% of the positive Net Income (with no reduction for losses) for such immediately preceding fiscal quarter; and

     (b) Not permit at any time the ratio of Total Liabilities of the Corporation to Tangible Net Worth of the Corporation to be greater than 1.00:1.00;

     (c) Not permit the ratio of Total Funded Debt of the Corporation at any time to EBITDA of the Corporation for the most recently ended period of four consecutive fiscal quarters to be greater than 2.50:1.00; and

     (d)  As to the Corporation, earn Net Income of at least
$1.00 in every fiscal quarter.

     5.2 Definitions. For purposes of this Section, the following terms shall have the following meanings and any undefined terms shall be defined in accordance with generally accepted accounting principles on a basis consistent with (a) that used in prior periods and (b) that in preparing the audited financial statements referred to in Sections 3.5 and 4.1(a):

     (a) As used herein, "EBITDA" shall mean, for any period, an amount equal to Net Income of the Corporation for such period plus, to the extent deducted in the calculation of Net Income for such period (i) taxes in respect of income and profits paid or accrued by the Corporation during such period (ii) Interest Expense for such period and (iii) depreciation, amortization and other non-cash charges taken in accordance with generally accepted accounting principles for such period.

     (b) As used herein, "Indebtedness for Borrowed Money" shall mean, without duplication, all indebtedness with respect to any of the following of the Corporation: (i) money borrowed (whether recourse or nonrecourse), including principal, interest and premiums, (ii) obligations evidenced by a bond, debenture, note or other similar written obligation to pay money, (iii) capitalized lease obligations, (iv) obligations under conditional sales or other title retention agreements or secured by any Encumbrance, (v) any letters of credit or similar instruments (including reimbursement obligations with respect thereto), (vi) the deferred purchase price of property or services, except trade payables and accrued expenses as incurred in the ordinary course of business, or (vii) any guaranty of any or all of the foregoing, in case each determined in accordance with generally accepted accounting principles.

     (c) As used herein, "Interest Expense" shall mean, for any period, interest expense (including imputed interest on capital lease obligations) of the Corporation for such period.

     (d) As used herein, "Net Income" shall mean the net income (or loss) of the Corporation, after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with generally accepted accounting principles.

     (e) As used herein, "Tangible Net Worth" shall mean as of any date as of which the amount thereof shall be determined, the total assets of the Corporation minus (a) the sum of any amounts attributable to (i) goodwill, (ii) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) all reserves not already deducted from assets, (iv) any write up in the book value of assets resulting from any revaluation thereof subsequent to the date of the Corporation's audited financial statements referred to in
Section 3.5, and (v) the value of any minority interest in any Subsidiaries (other than Permitted Acquisitions), and (b) Total Liabilities of the Corporation.

     (f) As used herein, "Total Funded Debt" shall mean at any time, all Indebtedness for Borrowed Money of the Corporation at such time, determined in accordance with generally accepted accounting principles. The aggregate amount of Total Funded Debt at any time shall include all accrued interest which has become due and payable but has not been paid (whether or not capitalized).

     (g) As used herein, "Total Liabilities" shall mean at any date as of which the amount thereof shall be determined, all obligations which should, in accordance with generally accepted accounting principles, be classified as liabilities on the balance sheet of the Corporation, including in any event all Indebtedness.

6.   NEGATIVE COVENANTS.

     Each of the Borrowers covenants and agrees that, so long as the Bank has any commitment to lend hereunder or any Loan or other Obligation to the Bank remains outstanding, each of the Borrowers will not, and will cause each of the Subsidiaries to not:

     6.1 Indebtedness, Guarantees. Create, incur, assume or be or remain liable with respect to any Indebtedness or Guarantees, other than the following:

     (a) Indebtedness of the Borrowers to the Bank or any of its affiliates;

     (b) Indebtedness existing as of the date of this Agreement in an outstanding principal amount of not greater than $2,200,000 under that certain Loan, Security and Trust Agreement, dated as of October 1, 1987 among the Partnership, The First National Bank of Boston, as trustee, and the Massachusetts Industrial Finance Agency, provided such Indebtedness shall not be modified or amended, nor shall payment thereof be extended without the prior written consent of the Bank;

     (c)  Purchase money Indebtedness permitted under Section
6.2(c);

     (d) Guarantees in favor of the Bank or any of its affiliates; and

     (e) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

     6.2 Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, except the following ("Permitted Encumbrances"):

     (a) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workers' compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics' and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business that do not in the aggregate materially detract from the value of the property of the Borrower, or materially impair the use thereof in the operation of the business of the Borrower;

     (b) judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

     (c) Encumbrances against either Borrower or any Subsidiary securing purchase money Indebtedness for tangible personal property (other than inventory) in the ordinary course of business in an aggregate amount (for the Borrowers and the Subsidiaries as a group) of no more than $5,000,000, provided that (i) the obligations secured by any such Encumbrance shall not exceed 100% of the lesser of cost or fair market value as of the time of the acquisition of such property covered thereby, and
(ii) each such Encumbrance shall at all times be limited solely to the item or items of property so acquired;

     (d) Encumbrances on certain assets of the Partnership and the Corporation (other than accounts and inventory and proceeds thereof) securing only the Indebtedness permitted under Section
6.1(b); and

     (e) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the business of the Borrower and the Subsidiaries.

     6.3 Sale and Leaseback. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it, in order to lease such property or lease other property that either Borrower or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

     6.4 Merger; Consolidation; Disposition of Assets; Etc. Without the Bank's prior written consent: sell, lease or otherwise dispose of any of its assets or properties except inventory and/or equipment in the ordinary course of business; amend or permit the amendment of its partnership agreement or certificate of limited partnership or charter or bylaws in any way that could have a material adverse effect upon its business or the Bank's rights under any Obligation or alter the relative voting rights of the Class A and Class B Common Stock of the Corporation (whether for the Board of Directors or otherwise); dissolve, liquidate, merge or consolidate into or with any other person or entity; form (by spin-off or otherwise) any Subsidiary unless no Default then exists or would result therefrom and such Subsidiary , if a Material Subsidiary, executes and delivers in favor of the Bank an unlimited guaranty, in form satisfactory to the Bank, guaranteeing all existing and future obligations of the Borrowers to the Bank; or change its fiscal year.

     6.5 Investments. Make or maintain any Investments other than Permitted Investments.

     6.6 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any Affiliate of either Borrower or any Subsidiary except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower's business or Subsidiary's and upon terms not less favorable to the Borrowers and the Material Subsidiaries than they could obtain in a comparable arm's-length transaction with a third party other than such Affiliate.

     6.7 Distributions. Without the Bank's prior written consent, no Borrower shall make any distributions on account of or in redemption, retirement or purchase its capital stock, partnership or other equity interests; except that (a) the Partnership may make distributions on account of its partnership interests to the Corporation, (b) the Subsidiaries may make distributions on account of its capital stock to the Borrowers, and (c) the Corporation may redeem from former employees non-vested shares in the Corporation's Class A Common Stock issued under the Corporation's Employee Equity Incentive Plan, to the extent that the Corporation has the right to redeem such shares under said Plan.

7.   DEFAULTS.

     7.1 Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

     (a) default in the payment or mandatory prepayment of any amount of principal, interest, fees or expenses of any Loan or any other Obligation when due; or

     (b) failure to perform any term, covenant or agreement contained in Section 4, Section 5, Section 6 or Section 8.2; or

     (c) failure by either Borrower or any Subsidiary, as applicable, to perform any other term, covenant or agreement contained in any Loan Document if such default shall continue for 30 days after notice thereof is sent to the Borrowers by the Bank; or

     (d) any representation or warranty made in this Agreement or any certificate or other document furnished by or on behalf of either Borrower or any Subsidiary at the closing hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (e) default or breach (after the applicable grace period, if any) under the Indebtedness described in Section 6.1(b) or under any instrument or agreement of either Borrower or any Subsidiary with respect to other Indebtedness of either Borrower or any Subsidiary (other than to the Bank) for borrowed money or with respect to financing available to either Borrower or any Subsidiary (other than from the Bank), if the effect of such default or breach is to permit the holder of such Indebtedness to accelerate the maturity thereof; or

     (f) either Borrower or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due,
(iii) make a general assignment for the benefit of its creditors,
(iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law,
(vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or
(viii) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) a proceeding or case shall be commenced, without the application or consent of either Borrower or any Subsidiary in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of such Borrower's or such Subsidiary's debts,
(ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of either Borrower's or any Subsidiary's assets, or (iii) similar relief in respect of either Borrower or any Subsidiary, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against either Borrower; or action under the laws of the jurisdiction of incorporation or organization similar to any of the foregoing shall be taken with respect to either Borrower or any Subsidiary and shall continue unstayed and in effect for any period of 60 days; or

     (h) a judgment or order for the payment of money shall be entered against either Borrower or any Subsidiary by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of either Borrower or any Subsidiary, that in the aggregate exceeds $500,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 60 days or execution shall have issued in respect thereto; or

     (i) there shall occur any material adverse change in the assets, liabilities, financial condition, business or prospects of either Borrower or any Subsidiary, as reasonably determined by the Bank acting in good faith; or

     (j) for any reason, any Loan Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Encumbrance granted pursuant thereto shall fail to be perfected, or any person or entity (other than the Bank) shall contest the validity, enforceability or perfection of any Encumbrance granted pursuant thereto, or any party thereto (other than the Bank) shall seek to disaffirm, terminate, limit or reduce its obligations under any of the Loan Documents; or

     (k) for any reason, C. James Koch shall cease to be actively engaged on a full-time basis in the management of the Borrowers, unless a successor or successors with qualifications, experience and reputation within the consumer beverage business reasonably acceptable to the Bank is appointed and commences management of the Borrowers within 120 days after such cessation; or

     (l) for any reason, the Partnership's existing general partner shall cease to be the sole general partner of the Partnership; or

     (m) for any reason, the Corporation shall cease to be the beneficial and legal owner of all classes of voting and nonvoting equity interests of the Partnership; or C. James Koch shall cease to be the beneficial and legal owner of at least 51% of all issued and outstanding Class B Common Stock of the Corporation on a fully diluted basis; or no Class B Common Stock of the Corporation shall be issued and outstanding.

     7.2 Remedies. Upon the occurrence of an Event of Default described in Sections 7.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Bank's option and upon the Bank's declaration,
(a) the Commitment and all other commitments of the Bank to lend to the Borrowers shall terminate; (b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (c) the Bank may exercise any and all rights it has under the Loan Documents or at law or in equity, and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding.

8.   GENERAL PROVISIONS.

     8.1 Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing, shall be addressed to such party at its address indicated below, and shall be deemed to have been given when delivered by hand, two days after being properly deposited in the mails postage prepaid, when sent by electronic telecopy transmission, or one day after delivery to an overnight courier:

    If to the Borrowers:

          The Boston Beer Company, Inc.
          Boston Beer Company Limited Partnership
          75 Arlington Street
          Boston, MA  02116
          Attn:  Alfred W. Rossow, Chief Operating Officer
          Telecopy No.:  (617) 482-9210

        with a copy to:

          Frederick H. Grein, Jr., Esq.
          Hutchins, Wheeler & Dittmar
          101 Federal Street
          Boston, MA  02110
          Telecopy No.:  (617) 951-1295

    If to the Bank:

          Fleet National Bank
          One Federal Street
          Boston, MA  02110
          Attn:  Mary Barcus, VP
          Telecopy No.:  (617) 346-5788

        with a copy to:

          Susan E. Siebert, Esq.
          Edwards & Angell
          101 Federal Street
          Boston, MA  02110
          Telecopy No.:  (617) 439-4170

or at any other address specified by such party in writing.

     8.2 Expenses. Pay to the Bank on demand all Expenses incurred by the Bank.

     8.3 Set-Off. Regardless of the adequacy of any collateral (whether or not fully secured), if any, or other means of obtaining repayment of the Obligations hereunder and any other Obligations to the Bank, any deposits, balances or other sums credited by or due from the head office of the Bank or any of its branch offices to either Borrower or any Subsidiary may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to the Borrowers or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Bank against any and all Obligations of either Borrower or any Subsidiary to the Bank, regardless of whether such Obligations have matured, in such manner as the Bank in its sole discretion may determine.

     8.4 No Waivers; Term. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law. This Agreement shall continue in force and effect so long as the Bank has any commitment to make Loans hereunder or any Loan or any other Obligation shall be outstanding.

     8.5 Governing Law. This Agreement, the Notes and the other Loan Documents shall be deemed to be contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

     8.6 Amendments. Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended or waived except by a written instrument signed by the Bank and, in the case of amendments, by the Bank and the other parties named thereto.

     8.7 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Bank and their respective successors and assigns; provided that neither Borrower may assign or transfer its rights or obligations hereunder.

     8.8 Entire Agreement. The Loan Documents constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

     8.9 Counterparts, Etc. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions hereof. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     8.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK AGREES THAT IT SHALL NOT (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT OR OBLIGATION, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE BORROWERS AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE BANK HAS NOT AGREED WITH OR REPRESENTED TO THE BORROWERS THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     8.11 CONSENT TO JURISDICTION. EACH OF THE BORROWERS HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF EITHER BORROWER'S OBLIGATIONS UNDER OR WITH RESPECT TO ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER OBLIGATION TO BANK, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

     8.12 Indemnification; Joint and Several Liability. Each of the Borrowers will indemnify and hold the Bank harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Bank or by any of its shareholders, directors, officers, employees, subsidiaries, affiliates or agents (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of the Bank) on account of, or in relation to, or in any way in connection with, any of the arrangements or transactions contemplated by, associated with or ancillary to any of the Obligations. All of the obligations of the Borrowers under any and all of the Loan Documents are and shall be joint and several.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.


                              THE BOSTON BEER COMPANY, INC.


                              By:
                                Title:


                              BOSTON BEER COMPANY LIMITED
                                PARTNERSHIP


                              By The Boston Brewing Company,
                              Inc.,
                                Its General Partner


                              By:
                                Title:


                              FLEET NATIONAL BANK


                              By:
                                Mary Barcus, Vice President



                           Schedule A



                      General Defined Terms

     As used herein, the following terms shall have the following meanings and any undefined accounting terms shall be defined in accordance with generally accepted accounting principles on a basis consistent with (a) that used in prior periods and (b) that used in preparing the audited financial statements referred to in Sections 3.5 and 4.1(a):

     Acquisition Loans:  See Section 1.10.

     Adjusted Libor Rate:  See Schedule B.

     Affiliate: as applied to the Borrower, any member, trustee, director, officer, manager or employee, any corporation, association, partnership, firm or other entity in which the Borrower is a partner, shareholder (except any holder of not more than 5% of the outstanding stock of any company listed on a national securities exchange or actively traded on the over-the-counter securities market), warrant holder, option holder, member, director or officer, and any other person or entity directly or indirectly controlling, controlled by, or under common control with, the Borrower.

     Alternative Prime Rate: The higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%). The Alternative Prime Rate is not necessarily intended to be the lowest rate of interest determined by the Bank in connection with extensions of credit.

     Bank:  see Preamble.

     Borrower and Borrowers:  see Preamble.

     Business Day: (i) for all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Libor Loans, any day that is a Business Day described in clause
(i) and also a day for trading by and between banks in U.S. Dollar deposits in the interbank London market.

     Clean-up Work: All activities, including, without limitation, cleanup design and implementation, removal activities, investigation, field and laboratory testing and analysis, monitoring and other remedial and response actions, taken or to be taken, arising out of or in connection with Hazardous Materials, including without limitation (a) all activities included within the meaning of the terms "removal," "remedial action" or "response", as defined in 42 U.S.C.
Section 9601(23), (24) and (25), and (b) all activities included within the meaning of the terms "remedial response actions" and "Remedial Response Implementation Plan (RRIP)," as defined in 310 CMR 40.

     Code: the Internal Revenue Code of 1986 and the rules and regulations thereunder, as may be supplemented or amended from time to time.

     Commitments:  The Revolver A Commitment and the Revolver B
Commitment.

     Commonly Controlled Entity:  See Section 3.13.

     Conversion Date:  See Section 1.1(a).

     Default: an Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     EBITDA:  See Section 5.2(c).

     Employee Benefit Plan:  See Section 3.13.

     Encumbrance:  See Section 6.2.

     ERISA: the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as supplemented or amended from time to time.

     Environmental Laws: any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Borrower and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

     Expenses: any and all present and future expenses incurred by or on behalf of the Bank in connection with this Agreement or any of the other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, attorneys' fees (for regulation, preparation, execution and delivery of the Loan Documents and amendments thereto and enforcement and collection and bankruptcy services with respect thereto), disbursements and expenses, all costs and expenses incurred by Bank in opening bank accounts, depositing checks, receiving and transferring funds, and any charges due to "insufficient funds" of deposited checks and the Bank's standard fee relating thereto, the fees payable to the collateral examination staff of the Bank, fees and expenses of accountants, appraisers or other experts or advisors retained by the Bank, fees and taxes relative to the filing of financing statements, costs of preparing and recording the Loan Documents and all other expenses, costs and fees contemplated by this Agreement.

     Event of Default:  any event described in Section 7.1.

     Expiration Date:  See Section 1.1(a).

     Federal Funds Rate: For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

     Hazardous Material: any material or substance (a) which, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, hazardous material, pollutant or contaminant under any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. 9601(14) and (33), the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6903(5), and the Massachusetts Oil and Hazardous Material Chapter 21E, 2, (b) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to human health or the environment, (c) which is or contains petroleum or any fraction thereof, including crude oil, heating oil, gasoline or diesel fuel, or (d) the presence of which requires investigation or remediation under any Environmental Law.

     Indebtedness: (a) All obligations for borrowed money or other extensions of credit whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower whether or not the obligations secured thereby shall have been assumed, and (d) all obligations arising under capital leases.

     Interest Expense:  See Section 5.2(c).

     Investment: as applied to the Borrower, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security or all or substantially all of the assets of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

     Libor Base Rate:  See Schedule B.

     Libor Loan: any Loan bearing interest at a rate determined with reference to the Adjusted Libor Rate.

     Libor Period:  See Schedule B.

     Libor Terms:  see Section 1.3 and Schedule B.

     Loan Documents:  see Section 3.2 of Schedule C.

     Loans:  The Revolving Loans A, the Revolving Loans B and the
Term Loan.

     Material Subsidiary: At any date of determination, any Subsidiary (a) whose total assets at the last day of the most recently ended fiscal quarter have a market value equal to or greater than 5% of the consolidated total assets of Borrowers and their Subsidiaries at such date, determined in accordance with generally accepted accounting principles, (b) whose Tangible Net Worth at the last day of the most recently ended fiscal quarter is equal to or greater than 5% of the Tangible Net Worth at such date, or (c) whose gross revenues with respect to the most recently ended four-quarter period are equal to or greater than 5% of the consolidated gross revenues of the Borrowers and their Subsidiaries for such four-quarter period.

     Maturity Date:  See Section 1.1(c).

     Multiemployer Plan:  See Section 3.13.

     Net Income:  See Section 5.2(c).

     Notes:  see Section 1.2.

     Notice of Borrowing or Conversion:  see Section 1.4.

     Obligations: any and all existing and future obligations now or hereafter owed by the Borrower to the Bank, whether direct or indirect, contingent or liquidated.

     Original Agreement:  See Recitals.

     Original Revolving Note:  See Recitals.

     Partnership:  See Preamble.

     PBGC: the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Permitted Acquisitions: any acquisition of stock or assets by the Corporation which has met the following conditions:
(a) the aggregate amount of proceeds of the Loans used in all such acquisitions since the date of this Agreement shall not exceed $5,000,000, (b) the aggregate amount paid in cash or cash equivalents by the Borrowers and their Subsidiaries in connection with all such acquisitions since the date of this Agreement (whether or not proceeds of the Loans) shall not exceed $7,500,000, (c) after giving effect to such acquisition, on a pro forma basis as of the most recently ended fiscal quarter, the Borrowers shall be in full compliance with all of its obligations set forth in Section 5 of this Agreement, (d) if such acquisition is a stock acquisition and the acquired company or companies is not being merged into the Corporation simultaneously and is or becomes a Material Subsidiary, such acquired company or companies shall prior to or upon becoming a Material Subsidiary execute an unlimited guaranty in form satisfactory to the Bank, guaranteeing all existing and future obligation of the Borrowers to the Bank,
(e) prior notice of such acquisition shall have been delivered to the Bank, describing the terms of such acquisition, including the purchase price thereof, and whether the acquired company or companies are or are intended to become Material Subsidiaries, and (e) no Default shall exist hereunder or result from such acquisition. The Bank acknowledges that the Schoenling Brewery acquisition which closed in March, 1997 (and the subsequent real property acquisition relating thereto) are Permitted Acquisitions not included in the $5,000,000 and $7,500,000 thresholds set forth above.

     Permitted Encumbrances:  see Section 6.2.

     Permitted Investments: as applied to either Borrower, investments (i) in notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) in certificates of deposit or other deposit instruments or accounts of the Bank or any other banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000; (iii) in mutual funds investing only in commercial paper that is rated not less than P-2 or A-2 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors;
(iv) up to $7,500,000 in the aggregate in connection with Permitted Acquisitions after the date of this Agreement, (v) the investments of the Corporation in its existing Subsidiaries, and
(vi) advances to employees for the purchase of stock options not to exceed $1,000,000 outstanding at any time in the case of any one employee and not to exceed $2,000,000 outstanding at any time in the aggregate to all employees of the Borrowers.

     Prime Rate: the annual floating rate of interest announced from time to time by the Bank at its head office as its Prime
Rate.

     Prime Rate Loan: any Loan bearing interest determined with reference to the Alternative Prime Rate.

     Revolver A Commitment:  See Section 1.1(a).

     Revolver B Commitment:  See Section 1.1(b).

     Revolving Credit Period: the period from the date hereof through and including the Conversion Date and the Expiration Date or such earlier date or dates by which both Commitments are terminated.

     Revolving Loans A:  See Section 1.1(a).

     Revolving Loans B:  See Section 1.1(b).

     SEC: The Securities and Exchange Commission and any successor agency thereof.

     Subsidiaries: (a) Any corporation, association, limited liability company, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by either Borrower or any Subsidiary of either Borrower; (b) any other such organization the management of which is directly or indirectly controlled by either Borrower or any Subsidiary of either Borrower through the exercise of voting power or otherwise; or (c) any joint venture, association, partnership or other entity in which either Borrower or any Subsidiary of either Borrower has at least a 50% equity interest, directly or indirectly.

     Tangible Net Worth:  See Section 5.2(c).

     Term Loan:  See Section 1.1.

     Total Liabilities:  See Section 5.2(c).


                           Schedule B

                           Libor Terms



     A.   Definitions.

     As used in this Schedule A, the following terms have the following meanings:

   Libor Period: With respect to each Libor Loan, the period commencing on the date such Loan is made or converted from a Prime Rate Loan, or the last day of the immediately preceding Libor Period, as to Libor Loans being continued as such, and ending one month, two months or three months thereafter, as the Borrowers may elect in the applicable Notice of Borrowing or Conversion; provided that:

    (i) any Libor Period (other than a Libor Period determined pursuant to clause (iv) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately succeeding Business Day;

    (ii) if the Borrowers shall fail to give notice as provided in Section 1.4, the Borrowers shall be deemed to have requested a conversion of the affected Libor Loan to a Prime
   Rate Loan on the last day of the then current Libor Period with respect thereto;

    (iii)any Libor Period relating to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

    (iv) any Libor Period for a Revolving Loan A or Revolving
   Loan B must end on or before the Expiration Date and the Conversion Date, as applicable, and any Libor Period for the Term Loan must end on or before the Maturity Date;

    (v) no Libor Period shall include a principal repayment date for the Loans unless an aggregate principal amount of Loans at least equal to the principal amount due on such principal repayment date shall be Prime Rate Loans or Libor Loans having Libor Periods ending on or before such date; and

    (vi) notwithstanding clauses (iv) and (v) above, no Libor
   Period shall have a duration of less than one month.

   Libor Base Rate: With respect to each day during each Libor Period pertaining to any Libor Loans, the interest rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) at which the Bank is offered deposits in U.S. Dollars at or about 10:00 A.M. (Eastern Time), two London business days prior to the beginning of such Libor Period in the London interbank market for delivery on the first day of such Libor Period, for the number of days comprised therein and in an amount comparable to the amount of the Libor Loan to be outstanding during such Libor Period.

   Adjusted Libor Rate: With respect to each day during each Libor Period pertaining to a Libor Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward, if necessary, to the nearest 1/16th of 1%):

                   Libor Base Rate
                                1.00 - Libor Reserve Requirements

   Libor Reserve Requirements: For any day as applied to a Libor Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

   Regulatory Change: Any change after the date of this Agreement in United States federal, state or foreign law or regulation (including without limitation Regulation D), including without limitation the issuance of any final regulations or guidelines, or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Bank or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation thereof.

   Regulation D:  Regulation D of the Board of Governors of the
   Federal Reserve System, as the same may be amended or supplemented from time to time.

     B.   General Terms.

     1. Libor Loans. Each Libor Loan shall bear interest on the outstanding principal amount thereof, for each Libor Period applicable thereto, at a rate as set forth in Section 1.3. Such interest shall be payable for such Libor Period on the last day thereof and when such Libor Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Libor Period is longer than three months, at intervals of three months after the first day thereof.

     2.   Requirements of Law.

     (a)  In the event that any Regulatory Change shall:

     (i) change the basis of taxation of any amounts payable to any Lender under this Agreement or either Note in respect of any Libor Loans (other than taxes imposed on the overall net income of the Bank);

     (ii) impose or modify any reserve, compulsory loan assessment, special deposit or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any office of the Bank (including any of such Libor Loans or any deposits referred to in the definition of "Libor Base Rate"); or

     (iii) impose any other conditions affecting this Agreement in respect of Libor Loans (or any of such extensions of credit, assets, deposits or liabilities);

and the result of any of the foregoing shall be to increase the Bank's costs of making or maintaining any Libor Loans, or any Commitment, or to reduce any amount receivable by the Bank hereunder in respect of any of its Libor Loans or any Commitment, in each case only to the extent that such additional amounts are not included in the Libor Base Rate applicable thereto, then the Borrower shall pay on demand to the Bank from time to time, such additional amounts as shall be sufficient to compensate the Bank for such increased costs or reduced amount receivable.

     3.   Limitations on Libor Loans; Illegality.

     (a) Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any Libor Loans for any applicable Libor Period, the Lender shall determine (which determination shall be conclusive absent manifest error) that:

   (i) by reason of any event affecting United States money markets or the London interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

   (ii) the rates of interest referred to in the definition of "Libor Base Rate", on the basis of which the rate of interest on any Libor Loans for such period is determined, do not accurately reflect the cost to the Bank of making or maintaining such Libor Loans for such period;

then the Bank shall give the Borrowers prompt notice thereof (and shall thereafter give the Borrowers prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Bank shall be under no obligation to make Libor Loans or to convert Prime Rate Loans into Libor Loans and the Borrowers shall, on the last day(s) of the then current Libor Period(s) for any outstanding Libor Loans, either prepay such Libor Loans in accordance with Section 4 of this Schedule B or convert such Loans into Prime Rate Loans in accordance with Section 1.4.

     (b) Notwithstanding any other provision herein, if any Regulatory Change shall make it unlawful for the Bank to make or maintain Libor Loans as contemplated by this Agreement, (i) the Bank's commitment hereunder to make Libor Loans, continue Libor Loans as such and convert Prime Rate Loans to Libor Loans shall thereupon terminate and (ii) the Loans then outstanding as Libor Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Libor Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Libor Loan occurs on a day which is not the last day of the then current Libor Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to
Section 4 of this Schedule B.

     4.   Payments before end of Libor Period, Etc.

     The Borrowers shall pay to the Bank upon the Bank's request, such amount or amounts as shall compensate the Bank for any loss
(including loss of profit), cost or expense incurred by the Bank
(as reasonably determined by it) as a result of:

     (a) any payment or prepayment or conversion of any Libor Loan on a date other than the last day of the Libor Period for such Libor Loan (including without limitation any such payment, prepayment or conversion required under Section 3 of this Schedule B); or

     (b) any failure by the Borrowers to borrow, convert into or continue a Libor Loan on the date for such borrowing specified in the relevant Notice of Borrowing or Conversion or otherwise; such compensation to include, without limitation, an amount equal to:
(i) any loss or expense suffered by the Bank during the period from the date of receipt of such early payment or prepayment or the date of such conversion or failure to borrow, convert or continue to the last day of such Libor Period, if the rate of interest obtainable by the Bank upon the redeployment of an amount of funds equal to the Libor Loans so paid, prepaid or converted or as to which such failure to borrow, convert or continue applies is less than the rate of interest applicable to such Libor Loans for such Libor Period, and (ii) any loss or expense suffered by the Bank in liquidating Libor deposits prior to maturity which the Bank is unable to redeploy and which correspond to the Libor Loans so paid, prepaid or converted or as to which such failure to borrow, convert or continue applies.
The determination by the Bank of the amount of any such loss or expense, when set forth in a written notice to the Borrowers, containing the Bank's good faith calculation thereof in reasonable detail, shall be presumed correct in the absence of manifest error.

                         EXHIBIT 1.2(a)

                      REVOLVING CREDIT NOTE


$15,000,000                                  Boston,
Massachusetts
                                             March 21, 1997


     FOR VALUE RECEIVED, THE BOSTON BEER COMPANY, INC., a Massachusetts corporation, and BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership (the "Borrowers"), hereby jointly and severally promise to pay to FLEET NATIONAL BANK (the "Bank"), or order, the principal amount of $15,000,000, or, if less, the aggregate unpaid principal amount of Revolving Loans A hereunder made by the Bank to the Borrowers under the Credit Agreement of even date herewith by and among the Borrowers and the Bank (as amended or extended from time to time, the "Loan Agreement"), together with interest thereon at the rate provided in the Loan Agreement, payable on the dates and in such amounts as specified in the Loan Agreement, and at the final maturity of this Note, whether by payment or prepayment, acceleration or otherwise, without set-off, deduction or counterclaim. The principal amount hereof may be advanced, repaid and readvanced in accordance with the terms of the Loan Agreement.

     Overdue principal (whether on the due date of a Loan, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under the Loan Agreement (including without limitation overadvances) due to the Borrowers' failure to pay the same in full shall bear interest from and including the due date thereof until paid, at a rate per annum equal to 3% above the rate then applicable to Prime Rate Loans, which interest shall be compounded daily and payable on demand. In addition, if the entire amount of any required principal and/or interest is not paid in full within ten days after the same is due, the Borrowers shall pay to the Bank a late fee equal to 5% of the required payment.

     The outstanding principal amount of this Note and accrued and unpaid interest thereon shall be due and payable as provided in the Loan Agreement. The Borrowers have the right in certain circumstances to prepay this Note in whole or in part subject to the terms and conditions provided in the Loan Agreement.

     All payments under this Note shall be made at the head office of the Bank at One Federal Street, Boston, Massachusetts 02110 (or at such other place as the Bank may designate to Borrower from time to time in writing) in lawful money of the United States of America in federal or other immediately available funds.

     This Note is the "Revolving Credit Note" referred to in and is entitled to the benefits of the Loan Agreement (including the Schedules thereto) and all other instruments evidencing and/or securing the indebtedness hereunder, which Loan Agreement and other instruments are hereby made part of this Note and are deemed incorporated herein in full; but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as herein provided. The occurrence or existence of an "Event of Default" as defined in the Loan Agreement shall constitute a default under this Note and shall entitle the Bank to accelerate the entire indebtedness hereunder and to take such other action as may be provided for in the Loan Agreement or any other instrument or agreement evidencing and/or securing this Note.

     The Borrowers hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     All agreements among the Borrowers and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness or otherwise, shall the amount paid or agreed to be paid for the use or forbearance of the indebtedness evidenced hereby exceed the maximum amount which the Bank is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement, at the time performance of such provision shall be due, shall involve exceeding such amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if, from any circumstances the Bank should ever receive as interest an amount which would exceed such maximum amount, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements among the Borrowers and the Bank.

     If this Note shall not be paid when due and shall be placed by the holder hereof in the hands of any attorney for collection, through legal proceedings or otherwise, the Borrowers will pay reasonable attorneys' fees to the holder hereof together with reasonable costs and expenses of collection, including, without limitation, any such reasonable attorneys' fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of either of the Borrowers or any party to any instrument or agreement securing this Note, all as provided in the Loan Agreement.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).


                              THE BOSTON BEER COMPANY, INC.


                              By:
                                Title:


                              BOSTON BEER COMPANY LIMITED
                                PARTNERSHIP


                              By The Boston Brewing Company,
                              Inc.,
                              Its General Partner


                              By:
                                Title:

                         EXHIBIT 1.2(b)

                 REVOLVING CREDIT AND TERM NOTE


$30,000,000                                             Boston, Massachusetts
                                          March 21, 1997


     FOR VALUE RECEIVED, THE BOSTON BEER COMPANY, INC., a Massachusetts corporation, and BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership (collectively, the "Borrowers"), hereby jointly and severally promise to pay to FLEET NATIONAL BANK (the "Bank"), or order, the principal amount of $30,000,000, or, if less, the aggregate unpaid principal amount of Revolving Loans B hereunder made by the Bank to the Borrowers under the Credit Agreement of even date herewith by and among the Borrowers and the Bank (as amended or extended from time to time, the "Loan Agreement"), together with interest thereon at the rate provided in the Loan Agreement, payable on the dates and in such amounts as specified in the Loan Agreement, and at the final maturity of this Note, whether by payment or prepayment, acceleration or otherwise, without set-off, deduction or counterclaim. The principal amount hereof may be advanced, repaid and readvanced in accordance with the terms of the Loan Agreement.

     Overdue principal (whether on the due date of a Loan, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under the Loan Agreement (including without limitation overadvances) due to the Borrowers' failure to pay the same in full shall bear interest from and including the due date thereof until paid, at a rate per annum equal to 3% above the rate then applicable to Prime Rate Loans, which interest shall be compounded daily and payable on demand. In addition, if the entire amount of any required principal and/or interest is not paid in full within ten days after the same is due, the Borrowers shall pay to the Bank a late fee equal to 5% of the required payment.

     The outstanding principal amount of this Note and accrued and unpaid interest thereon shall be due and payable as provided in the Loan Agreement. The Borrowers have the right in certain circumstances to prepay this Note in whole or in part subject to the terms and conditions provided in the Loan Agreement.

     All payments under this Note shall be made at the head office of the Bank at One Federal Street, Boston, Massachusetts 02110 (or at such other place as the Bank may designate to Borrower from time to time in writing) in lawful money of the United States of America in federal or other immediately available funds.

     This Note is the "Revolving Credit and Term Note" referred to in and is entitled to the benefits of the Loan Agreement (including the Schedules thereto) and all other instruments evidencing and/or securing the indebtedness hereunder, which Loan Agreement and other instruments are hereby made part of this Note and are deemed incorporated herein in full; but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as herein provided. The occurrence or existence of an "Event of Default" as defined in the Loan Agreement shall constitute a default under this Note and shall entitle the Bank to accelerate the entire indebtedness hereunder and to take such other action as may be provided for in the Loan Agreement or any other instrument or agreement evidencing and/or securing this Note.

     The Borrowers hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     All agreements among the Borrowers and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness or otherwise, shall the amount paid or agreed to be paid for the use or forbearance of the indebtedness evidenced hereby exceed the maximum amount which the Bank is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement, at the time performance of such provision shall be due, shall involve exceeding such amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if, from any circumstances the Bank should ever receive as interest an amount which would exceed such maximum amount, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements among the Borrowers and the Bank.

     If this Note shall not be paid when due and shall be placed by the holder hereof in the hands of any attorney for collection, through legal proceedings or otherwise, the Borrowers will pay reasonable attorneys' fees to the holder hereof together with reasonable costs and expenses of collection, including, without limitation, any such reasonable attorneys' fees, costs and expenses relating to any proceedings with respect to the bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation of either of the Borrowers or any party to any instrument or agreement securing this Note, all as provided in the Loan Agreement.

     This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).


                              THE BOSTON BEER COMPANY, INC.


                              By:
                                Title:


                              BOSTON BEER COMPANY LIMITED
                                PARTNERSHIP


                              By The Boston Brewing Company,
                              Inc.,
                                Its General Partner


                              By:
                                Title:

                           EXHIBIT 1.4

                NOTICE OF BORROWING OR CONVERSION



Fleet National Bank
One Federal Street                 Date:
Boston, MA  02110
Attn:  Mary Barcus, Vice President

        Re:                Credit Agreement dated as of March
        21, 1997 (as amended from time to time, the "Agreement") among Fleet National Bank and The Boston Beer Company,
        Inc. and Boston Beer Company Limited Partnership
        (collectively, the "Borrowers")

Dear Ms. Barcus:

     Please accept this notice as the election of the Borrowers as follows (Libor Loan must be in increments of $100,000 and equal to or greater than $100,000):

                           A new [Revolving Loan A/Revolver Loan
        B] request in the amount of $             to be borrowed
        as a [Prime Rate Loan/Libor Loan]. [Such Libor Rate option is selected for a term of:

                 one month
                 two months
                 three months from the date of the Loan advance.]

                           Conversion or continuation of a
        portion of outstanding [Revolving Loans A/Revolving
        Loans B/Term Loan] in the amount of $            from a
        [Prime Rate Loan/Libor Loan] to a [Prime Rate Loan/Libor Loan]. [Such Libor Rate option is selected for a term of:

                 one month
                 two months
                 three months from the date of the conversion or continuation.]

     This Notice is issued in accordance with the provisions of
Section 1.4 of the Loan Agreement and is subject to the terms of the Loan Agreement.

     The representations and warranties contained in the Agreement are true and accurate on and as of the effective date of such advance, conversion or continuation as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default has occurred and is continuing or will result from such advance, conversion or continuance. The undersigned represents and warrants that he is authorized to execute and deliver this Notice on behalf of the Borrowers.

                THE BOSTON BEER COMPANY, INC. and
                BOSTON BEER COMPANY LIMITED
                PARTNERSHIP

                By:
                 Duly authorized signatory as to both


                           EXHIBIT 2.1


         $45,000,000 Revolving Credit and Term Financing

                               of

                  THE BOSTON BEER COMPANY, INC.

                               and

             BOSTON BEER COMPANY LIMITED PARTNERSHIP

                               by

                       FLEET NATIONAL BANK

                         March 21, 1997


                        AGENDA OF CLOSING


                                                     Responsible
                                                      Counsel
1.   Credit Agreement between the Bank and     Agreement:  E&A
     the Borrowers                             Disclosure
                                               Exhibits: HWD
2.   $30,000,000 Revolving Credit and Term     E&A
     Note
3.   $15,000,000 Revolving Credit Note         E&A
4.   Guaranty of Samuel Adams Brewing          E&A
     Company, Ltd.
5.   Certificate of Insurance                  HWD
6.   Officer's Certificate certifying as to    HWD
     (and attaching) the Partnership's
     (a) certificate of limited partnership,
     (b) partnership agreement and
     (c) partners' votes authorizing all
     transactions contemplated by the Loan
     Documents
7.   Officer's Certificates certifying as to   HWD
     (and attaching) the Corporation's, the
     Material Subsidiary's and the General
     Partner's (a) corporate charter,
     (b) bylaws, and (c) director's votes
     authorizing all transactions
     contemplated by the Loan Documents; and
     certifying as to the incumbency of the
     officers signing on behalf of the
     Borrowers and the Material Subsidiary
8.   Certificates of legal existence and       HWD
     partnership or corporate good standing
     of the Borrowers, the General Partner
     and the Material Subsidiary
9.   UCC and federal tax lien searches         HWD
     against the Borrowers and the Material
     Subsidiary (including trade names) and
     their predecessors (within 5 years)
10.  Copy of IRB Agreement and other Material  HWD
     Agreements, if any
11.  Opinion of General Counsel to the         HWD
     Borrowers
     and the Material Subsidiary


                          ABBREVIATIONS

Borrowers        The Boston Beer Company, Inc.
                 ("Corporation") and Boston Beer Company
                 Limited Partnership ("Partnership")
Bank             Fleet National Bank
E&A              Edwards & Angell, special counsel to
                 the Bank
HWD              Hutchins, Wheeler & Dittmar
General Partner  The general partner of the Partnership
Material         Samuel Adams Brewery Company, Ltd.
Subsidiary

                           Exhibit 3.7


                           Litigation


     Premier Worldwide Beer ("Premier"), the Partnership's former exclusive distributor in the United Kingdom (the "U.K.") has brought suit in the U.K. against the Partnership and Whitebread PLC, asserting that certain aspects of the relationship between Whitebread PLC and the Partnership which commenced prior to the expiration of Premier's distribution rights violated those rights. The Borrowers currently believe that the matter can be settled with Borrowers' share of any settlement payment to Premier not exceeding U.S. $3,000,000.


                           EXHIBIT 4.1

      Officer's Compliance Certificate for Period Ended []

     BOSTON BEER COMPANY LIMITED PARTNERSHIP and THE BOSTON BEER
COMPANY, INC. (collectively, the "Borrowers") HEREBY CERTIFIES that:

     This Report is furnished pursuant to Section 4.1(c) of the Credit Agreement dated as of March 21, 1997 by and among the Borrowers and Fleet National Bank, as amended from time to time (the "Agreement"). Unless otherwise defined herein, the terms used in this Report have the meanings assigned to them in the Agreement.

     As required by Section 4.1[(a)] or [(b)] of the Agreement, the Borrowers' financial statements for the [year/quarter] ended
             , 199 (the "Financial Statements"), prepared in accordance with generally accepted accounting principles consistently applied, accompany this Report. The Financial Statements present fairly the financial position of the Borrowers and their Subsidiaries as at the date thereof and the results of operations for the period covered thereby [(subject only to normal recurring year-end adjustments)].

     Based on the Financial Statements provided with this Report, the figures set forth in Schedule A hereto for determining compliance by the Borrowers with the financial covenants contained in Section 5 of the Agreement for the applicable reporting periods are true, complete and correct.

     The activities of the Borrowers during the periods covered by such Financial Statements have been reviewed by the Chief Financial Officer of the Borrowers or by employees or agents under his or her immediate supervision. Based on such review, to the best knowledge and belief of the undersigned, and as of the date of this Report, the representations and warranties contained in the Agreement are true and accurate as of the date hereof (except to the extent that such representations and warranties relate to an earlier date) and no Default has occurred.*


     WITNESS my hand this             day of          , 19__.


                         BOSTON BEER COMPANY LIMITED PARTNERSHIP
                         and THE BOSTON BEER COMPANY, INC.


                         By:
                           Chief Financial Officer





* If a Default has occurred as of or prior to such date, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrowers have taken, is taking, or proposes to take with respect thereto.


                          Schedule A to
           Compliance Certificate for Period Ended []

1.   MINIMUM TANGIBLE NET WORTH (Section 5.1(a))

     (a)  Actual Tangible Net Worth of the Corporation

          (i)   Total Assets                    $

          (ii)  minus goodwill                  $

          (iii) minus intangible items          $

          (iv)  minus reserves not
                already deducted                $

          (v)   minus write-up in
                book value of assets            $

          (vi)  minus value of minor-
                ity interests                   $
                (excluding Permitted
                Acquisitions)

          (vii) minus Total Liabilities         $

          Actual Tangible Net Worth             $

     (b)  Minimum Tangible Net Worth required   $
          ($50,000,000 plus 50% positive Net
          Income step up in each fiscal
          quarter)

2.   LEVERAGE (Section 5.1(b))

     (a)  Actual Ratio of Total Liabilities
          to Tangible Net Worth:

          (i)   Total Liabilities               $

          (ii)  Tangible Net Worth              $

          (iii) Actual Ratio of Total
                Liabilities to Tangible Net
                Worth                            _____:1.00

     (b)  Maximum Ratio of Total Liabilities
          to Tangible Net Worth permitted         1.00:1.00

3.   TOTAL FUNDED DEBT/EBITDA RATIO
     (Section 5.1(c)) (rolling four-quarter
     test)

     (a)  Actual Ratio of Total Funded Debt
          to EBITDA:

          (i)   Actual Total Funded Debt (as
                of last day of period)          $

          (ii)  EBITDA:

                (1)   Net Income                $

                (2)   plus taxes in respect
                      of income and profits     $

                (3)   plus Interest Expense     $

                (4)   plus depreciation,
                      amoritization and non-
                      cash charges              $

                EBITDA Total                    $

          (iii) Actual Ratio of Total Funded
                Debt to EBITDA                  2.50:1.00

     (b)  Maximum Ratio of Total Funded Debt
          to EBITDA permitted

4.   PROFITABILITY (Section 5.1(d))

     (a)  Actual profits for fiscal quarter     $

     (b)  Minimum required net profits for
          fiscal quarter                        $1.00